OUTSOURCE MANUFACTURING AND PURCHASE AGREEMENT

AGREEMENT made this 30th day of September, 1999 by and between The Matco Electronics Group, Inc., with principal offices at 320 North Jensen Road, Vestal, NY 13850 on behalf of itself and its Affiliates (collectively "MEG"), and General DataComm, Inc., with principal offices at Park Road Extension, Middlebury, CT 06762 ("GDC").

RECITALS:

A. GDC designs, manufactures and markets voice and data communications products for the carrier, corporate and government markets, and MEG is in the business of contract electronics manufacturing, with specific emphasis on and expertise in communications products, with core competency in the areas of printed circuit board fabrication, cable manufacture, raw card manufacture, through-hole production, surface mount technology, plastic injection molding, power supply manufacture and system level configuration;

B. The parties desire to establish a business relationship whereby GDC shall appoint MEG its primary manufacturing vendor, and divest and outsource certain portions of its manufacturing operations to MEG, which will then through one or more of its Affiliates (as defined below) and upon the prior written permission of GDC, which permission shall not be unreasonably withheld, as to such Affiliate and the specific manufacturing facility to be used, manufacture, as required by GDC, certain GDC Products (as defined below) for exclusive sale to GDC;

C. As part of such outsourcing of the GDC manufacturing operations, the parties shall initially perform joint activities to assemble and test the GDC Products at the GDC Naugatuck, CT facility and at MEG facilities. MEG shall complete the transition of such operations to a MEG manufacturing facility or facilities within one hundred twenty (120) days and shall Manufacture (as defined below) the GDC Products. In addition, MEG shall purchase from GDC certain manufacturing equipment, work in process and raw material inventory at the Closing (as defined below);

NOW, THEREFORE in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.0      DEFINITIONS AND SCHEDULES

1.1 "Affiliate" means those corporations, companies or other entities directly or indirectly controlled, controlled by or under common control with or by a party hereto. "Control" means ownership or control of more than fifty percent (50%) of the

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outstanding  shares  or  securities  (representing  the  right  to vote  for the election of directors or other managing authority) of an entity. Such entities shall be deemed to be Affiliates only so long as such ownership or control exists. The MEG Electronics Group, Inc. shall be responsible for the acts and omissions of its Affiliates hereunder.

1.2 "GDC Product(s)" means those products to be Manufactured by MEG hereunder as set forth in Schedule 1.

1.3 "Technical Information" means (i) two (2) sets of applicable manufacturing drawings and documents as shown below and provided by GDC for each GDC Product; and (ii) such other related design and technical documents reasonably available at GDC and necessary to enable MEG to Manufacture the GDC Products (Electronic data/information will be provided if available):

          1.       Specification of GDC Product;
          2.       Assembly Drawings and Parts Drawings;
          3.       Purchase Specifications of Parts and Components;
          4.       Bill of Materials;
          5.       Assembly Instructions;
          6.       Manufacturing Instructions;
          7.       Test Instructions;
          8.       Test and Inspection Standards;
          9. Test and Operational Software (including both object and source code);
         10.       Part and Component Sourcing; and
         11.       Die and Tool Drawings.

1.4 "Intellectual Property Rights" means all current and future worldwide patents, copyrights, mask work rights, trade secrets, and other intellectual property rights and the documentation or other tangible expression thereof.

1.5 "Transition Period" means, with regard to each GDC Product, the period of time that the GDC Product is manufactured at the GDC Naugatuck, CT facility or is in process of transition to production at MEG facilities.

1.6 "Post-Transition Period" means, with regard to each GDC Product, the period of time that the GDC Product is Manufactured by MEG at a MEG facility.

1.7 The following Schedules are attached hereto, an integral part of this Agreement and incorporated by this reference:

         Schedule 1 -      GDC Product(s) Specifications
         Schedule 2 -      Purchase Prices
         Schedule 3 -      Delivery Performance Requirements
         Schedule 4 -      Quality Requirements
         Schedule 5 -      (Deleted)
         Schedule 6 -      Manufacturing Specifications

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         Schedule 7  -     Manufacturing Equipment
         Schedule 8  -     Initial Six Month Forecast (By Quarter)
         Schedule 9  -     Raw Material Inventory
         Schedule 10 -     Work in Process Inventory

1.8 "Manufacture", "Manufactured" or "Manufacturing" means, with regard to the performance of by MEG of its obligations hereunder, the performance of the following operations in the order as set forth below:

         1.       SMT (Surface Mount Technology) Assembly;
         2.       PTH (Pin Through Hole) Assembly;
         3.       In-Circuit Testing;
         4.       Functional Testing;
         5.       Environmental Stress Screening;

1.9 The "Recitals" above are an integral part of this Agreement as if fully set forth in the body hereto.

2.0       TERM

2.1 "Term" shall mean the period commencing on the Closing Date and ending three
(3) years thereafter. The Term may be renewed upon the written agreement of the parties.

3.0       SCOPE

3.1 MEG shall be GDC's primary outsource manufacturing vendor for (i) the GDC surface mount technology manufacturing ("SMT") and (ii) all other manufacturing currently outsourced by GDC to third parties (the "Third Party Outsource"), both subject to the following conditions:

          3.1.1 MEG is not in breach of any of its material obligations hereunder;

          3.1.2 GDC shall at all times have the right to outsource to third parties up to fifteen percent (15%) of the total dollar volume of its manufacturing requirements in any manner and proportion of GDC Products and Third Party Outsource products of its choosing;

          3.1.3 MEG must qualify for each product of Third Party Outsource prior to the commencement of the Manufacture of such product. "Qualify" means that (i) the Third Party Outsource product must be within the specific MEG core competencies of either printed circuit board fabrication, cable manufacturing, through-hole production, SMT or plastic injection molding, (ii) MEG must build a specific number of each such products (as reasonably determined by GDC)for inspection by GDC with regard to quality and conformance to specifications,

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                (iii)  GDC  must  approve  such   products  as  to  quality  and
                conformance   to   technical    specifications    and   delivery
                requirements in writing, (iv) the MEG quoted Purchase Price for such products must be no more than the then current price charged GDC by the third party manufacturer, and (v) MEG must comply with any unique, mandatory requirements for such products (see subsection 3.1.4 below).

          3.1.4 In the event a product of Third Party Outsource or a GDC Product has or subsequently develops a unique or mandatory requirement and MEG cannot meet such requirement, GDC shall have the right to continue to outsource (or to award) the manufacture of such product to third parties, and such production shall not be included in the GDC total dollar volume manufacturing requirements for purposes of calculating the 15% threshold above. By way of example and not limitation, the obligation to manufacture a product within a particular country, or to provide a product within a particular high tariff country at a specific low price are both unique, mandatory requirements.

          3.1.5 In the event GDC terminates this Agreement in part for breach of MEG with regard to a specific GDC Product in accordance with
                 Section 22.3.2 below, then GDC shall have the right to award the manufacture of such GDC product to any third party and such production shall not be included in the GDC total dollar volume manufacturing requirements for purposes of calculating the 15% threshold above.

          3.1.6 MEG shall purchase from each manufacturer of the Third Party Outsource products that MEG has qualified for, all raw material inventory and WIP of such manufacturer that can be used in the Manufacture by MEG of the qualified product. Excess material, outside of component lead time, will be reviewed by MEG and procured as required to support GDC's forecast.

3.2 The initial price quoted by MEG for each Third Party Outsource product shall be reviewed in accordance with the Purchase Price formula set forth below in
Section 12.1, at the point which is six (6) months after MEG is Manufacturing at least eighty five percent (85%) of the GDC requirement for such product, not to exceed twelve (12) months from the date GDC provided to MEG the Technical Information for such product for qualification purposes. Except to the extent caused by unusual or unexpected market price fluctuations, and then only upon the mutual agreement of the parties, any revised price resulting from such review shall not exceed the price paid by GDC to the former manufacturer for such product. The "price paid by GDC" shall be the contract price between GDC and the former manufacturer at the time of the commencement of Manufacture by MEG.

3.3 To the extent in the possession of GDC, GDC shall provide to MEG, as soon as practical after the Closing Date, all Technical Information and the current turn key price, material and labor with regard to each Third Party Outsource product reasonably required by MEG in order to qualify for such products; however, MEG acknowledges that GDC

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requires  that  such  requests  do not pose a burden  to its  staff  during  the
Transition Period, nor provide any advance notice to its current Third Party Outsource manufacturers of the relationship hereof, and both factors can affect the time required by GDC to gather and deliver such Technical Information. MEG also acknowledges that it is the requirement of GDC that the MEG qualification of Third Party Outsource products does not cause either party to be distracted from the initial goal of transitioning the SMT production to MEG during the Transition Period. It is the intention of the parties that MEG commence production of those qualified Third Party Outsource Products approximately six
(6) months after the Closing Date, and the parties will work together towards such goal; however, the actual commencement date may be earlier or later as agreed by the parties.

3A.0     CLOSING

3A.1 The closing (the "Closing") under this Agreement shall be held on September 30, 1999 (the "Closing Date"). The Closing shall take place at the headquarters of GDC in Middlebury, CT or at such other place as the parties may agree. At the Closing, (i) GDC shall deliver to MEG such documentation as is necessary to transfer title, (including releases of all liens, encumbrances, and all required consents), to the Manufacturing Equipment and that certain portion of the GDC raw material inventory and Work In Process Inventory from GDC to MEG, and (ii) MEG shall pay and deliver to GDC the purchase price for such equipment and inventory in the amount and form as specified below.

3A.2 The obligation of GDC to close is conditional subject to the receipt by GDC of the consent to this Agreement by its lenders.

4.0      REPRESENTATIONS, WARRANTIES, AND COVENANTS OF MEG

MEG represents and warrants to GDC as follows:

4.1 MEG has the  requisite  expertise  to perform the  Manufacturing  of the GDC
products  and  shall  commit  sufficient   resources  to  meet  its  obligations
hereunder.

4.2 The MEG Electronics Group Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Affiliate performing Manufacturing hereunder shall be duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and MEG and each Affiliate shall be duly qualified and in good standing to perform such Manufacturing in the jurisdiction where GDC Products shall be Manufactured.

4.3 MEG shall at all times comply with all federal, state and local laws and regulations applicable to and in connection with the performance of its obligations hereunder.

4.4 All MEG facilities used to Manufacture GDC Products are and shall at all times be ISO 9002 certified.

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4.5 The financial  statements of the MEG Electronics  Group Inc.,  including its
Affiliates, dated December 31, 1998 delivered to GDC on September 8, 1999 are correct and complete and accurately present the financial condition and results of operations of MEG and its Affiliates as of and for the year ending on December 31, 1998, and were prepared in accordance with generally accepted accounting principles. Since December 31, 1998 there has been no material adverse change to the financial condition of MEG. MEG shall deliver to GDC within ninety (90) days following the closing of each MEG fiscal year, financial statements (audited, if available) for such fiscal year.

4.6 There are no actions or proceedings pending or threatened against MEG or its Affiliates and MEG has no knowledge or belief of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving MEG or any Affiliate which if adversely determined would impair their ability to perform hereunder.

4.7 MEG is not a party to any collective bargaining agreement at any MEG facility that will be used to Manufacture GDC Products. MEG's relationship with its employees at all such facilities is excellent and there are and have been no strikes, lockouts, other work stoppages, picketing or labor disputes during the past five (5) years in which MEG or any of its Affiliates or manufacturing facilities are or were involved, and no event has transpired or is contemplated which has had or will have a material adverse effect on the relationship between MEG and its employees.

4.8 There shall be no liens pending or threatened against the GDC Products Manufactured hereunder by MEG and all shall be delivered to GDC free and clear of all liens, claims and encumbrances.

4.9 The representations, warranties, and covenants of MEG above are in addition to and not in lieu of any other representations, warranties, and covenants of MEG set forth elsewhere in this Agreement.

5.0      PURCHASE AND SALE OF MANUFACTURING EQUIPMENT

5.1 GDC agrees to sell to and transfer to MEG, and MEG agrees to purchase from GDC at the Closing, subject to the terms and conditions herein, the manufacturing equipment set forth in Schedule 7 (the "Manufacturing Equipment").

5.2 As the purchase price for the Manufacturing Equipment, MEG shall pay to GDC at the Closing the amount of Three Million One Hundred Thousand Dollars
($3,100,000.00) in cash payable by wire transfer in accordance with wire transfer instructions provided MEG prior to the Closing.

5.3 Solely with regard to the Manufacturing Equipment, GDC warrants and represents to MEG to the best of GDC's knowledge:

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         5.3.1    The  Manufacturing  Equipment that is currently used by GDC in the Manufacture of the GDC Products is in a commercially reasonable state of repair and operating condition, ordinary wear and tear and obsolescence excepted and;

         5.3.2 GDC will transfer to MEG at the Closing good title to the Manufacturing Equipment, free and clear of security interests, mortgages, liens, attachments and encumbrances;

         5.3.3 GDC will maintain the Manufacturing Equipment in a commercially reasonable state of repair and operating condition, ordinary wear and tear and obsolescence excepted, until the Manufacturing Equipment is physically shipped to MEG;

         5.3.4 GDC will be responsible for dismantling and safe loading of all manufacturing equipment purchased by MEG. MEG will pay for transportation and set-up of the equipment at MEG's manufacturing facilities.

5.4 GDC makes no other warranties or representations of any kind with regard to the Manufacturing Equipment, either express or implied including, but not limited to, the implied warranties of noninfringement, merchantability and fitness for a particular purpose. Except to the extent caused by MEG, the risk of loss of or damage to the Manufacturing Equipment shall be borne by GDC while such equipment is at the GDC Naugatuck facility.

5A.0       PURCHASE AND SALE OF GDC RAW MATERIAL INVENTORY

5A.1 MEG shall purchase from GDC as needed, raw material from GDC's inventory that meets MEG's production requirements hereunder. A listing of that portion of GDC's raw material inventory to be consumed during the three (3) month period after the Closing Date (determined as of the last Friday prior to the Closing
Date) is set forth in Schedule 9 and shall be purchased by MEG from GDC at the Closing. The purchase and utilization of such GDC raw material by MEG for the Manufacture of GDC Products shall at all times have priority over the purchase and utilization by MEG of raw material supplied by third parties. MEG's purchase from GDC during the Term of raw material in excess of or different from the raw material set forth in Schedule 9, MEG shall purchase such material from GDC at a price that is competitive with the best price MEG sources of supply for the same material.

5A.2 "As needed" above means that MEG, in addition to purchasing from GDC at the Closing, such raw material set forth in Schedule 9, shall purchase from GDC such additional raw material as requirements are identified.

5A.3 As the purchase price for the raw material set forth in Schedule 9, MEG shall pay to GDC at the Closing the amount of Four Million Six Hundred Fifty Thousand Seven Hundred Eighty Four Dollars ($4,650,784.00) in cash payable by wire transfer in accordance with wire transfer instructions provided MEG prior the Closing.

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5A.4 To the extent  provided to GDC by the suppliers of the raw material  above, and assignable by GDC, GDC shall pass through to MEG such raw material warranties. GDC makes no other warranties or representations of any kind with regard to the raw material, either express or implied including, but not limited to, the implied warranties of noninfringement, merchantability and fitness for a particular purpose.

5A.5 No later than January 31, 2000, the parties shall agree upon any post-Closing operating adjustments to be made to the initial purchase of the raw material set forth in Schedule 9 by MEG. Such adjustment shall be determined by comparing the actual amount of the raw material inventory as of the Closing Date to the amount of the raw material inventory as set forth in Schedule 9. The adjustment will be made as a debit or credit adjustment between GDC and MEG.

5A.6 In the event that MEG has material requirements in other areas of its business that can be satisfied (as reasonably determined by MEG) by the purchase from GDC of excess raw material not purchased above, MEG shall purchase such raw material from GDC at a price that is competitive with other MEG sources of supply. MEG shall assist GDC with the disposal of any obsolete and excess raw material not purchased by MEG.

6.0      PURCHASE AND SALE OF WORK IN PROCESS

6.1 GDC agrees to sell to and transfer to MEG, and MEG agrees to purchase from GDC at the Closing, subject to the terms and conditions herein, the material component of the Work in Process ("WIP"). Set forth in Schedule 10 is a listing of WIP as of June 30, 1999.

6.2 As the purchase price for the WIP set forth in Schedule 10, MEG shall pay to GDC at the Closing the amount of One Million One Hundred Thirty Six Thousand Nine Hundred Eighteen Dollars ($1,136,918.00) in cash payable by wire transfer in accordance with wire transfer instructions provided MEG prior the Closing.

6.3 To the extent provided to GDC by the suppliers of the raw material in the WIP above, GDC shall pass through to MEG such raw material warranties. GDC makes no other warranties or representations of any kind with regard to the raw material in the WIP, either express or implied including, but not limited to, the implied warranties of noninfringement, merchantability and fitness for a particular purpose.

6.4 No later than January 31, 2000, the parties shall agree upon the post-Closing operating adjustments to be made to the purchase of WIP by MEG. Such adjustment shall be determined by comparing the actual amount of WIP as of the Closing Date to the amount of WIP as set forth in Schedule 10. The adjustment will be made as a debit or credit adjustment between GDC and MEG.

6A.0     START UP FEES

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6A.1 GDC shall pay to MEG at the  Closing  the amount of One Million One Hundred
Thousand Dollars ($1,100,000.00) as an outsourcing start up and administration fee. The amount of this fee shall be offset by and deducted from the amounts due GDC at Closing.

7.0      OPEN PURCHASE ORDERS

7.1 GDC shall retain responsibility for all purchase orders issued to suppliers for the procurement of raw material, that are executory in part or full as of the Closing Date (the "Open POs"). In the event, during the Transition Period, there are production requirements that cannot be satisfied by the Open POs or by inventory purchased by MEG as set forth in Schedules 9 and 10, then GDC shall issue new purchase orders to MEG for such raw material requirements; however GDC reserves the right to issue such purchase orders to other vendors if MEG cannot meet the requirements of the purchase order. The price to GDC for such MEG material shall be as set forth at Section 12.1 (i) below. MEG will work with GDC personnel to manage the transition of future requirements to MEG at MEG facilities.

8.0       TRANSITION PERIOD AND EMPLOYEES

8.1 During the Transition Period, GDC Products will be manufactured at the GDC Naugatuck, CT facility and be in transition to MEG facilities. The GDC employees utilized by GDC to manufacture the GDC Products prior to the Closing Date ("GDC Employees") shall be retained by GDC and shall manufacture the GDC Products under the direction of GDC. MEG and GDC shall work together in good faith during the Transition Period to determine the scope and duration of the services to be provided by the GDC Employees. As GDC Products move from the Transition period to the Post-Transition Period, it shall be the responsibility of GDC at its sole expense and discretion to either terminate the GDC Employees or transfer them to other duties as it so determines.

8.2 There shall be no labor charge to MEG for the services of the GDC Employees during the Transition Period, as the GDC Products manufactured during this period shall be priced to GDC in accordance with the formula set forth below at
Section 12.2.

8.3 The following Sections of this Agreement do not apply to GDC Products within the Transition Period: Section 15.1, Product Warranties and Remedies; Section 16.0, Inspection; Section 19.0, Rescheduling and Cancellation; and Section 21.0, Changes To The GDC Products.

9.0       MANUFACTURING LICENSE

9.1 GDC hereby grants to MEG a nonexclusive, worldwide, nontransferable, royalty-free license under all of GDC's Intellectual Property Rights, to use the GDC Technical Information for the sole purpose of Manufacturing the GDC Products, or mutually agreed-upon successor or additional products, for sale to and purchase by GDC hereunder. MEG acknowledges and agrees that all Intellectual Property Rights in the

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GDC Products Manufactured hereunder by MEG are and shall remain at all times the exclusive property of GDC or its vendors and licensors and may be used by MEG solely pursuant to this Agreement, and that MEG shall not become entitled to any Intellectual Property Rights in any such products. MEG shall take all reasonable measures to ensure that all Intellectual Property Rights of GDC in the products remain with GDC.

9.2 All inventions and discoveries and other intellectual property rights specifically with regard to the design and development of the GDC Products, created and/or developed pursuant to or as a result of this Agreement by MEG, shall be the sole and exclusive property of GDC. MEG hereby assigns and conveys, and shall cause its employees and agents to assign and convey to GDC the entire right, title and interest in and to the aforesaid, and shall deliver to GDC signed instruments that may be required to vest in GDC the foregoing.

10.0      MANUFACTURING GOALS AND COST SAVINGS

10.1 MEG shall utilize its core competencies (printed circuit board fabrication, cable manufacture, raw card manufacture, through-hole production, surface mount technology, plastic injection molding, power supply manufacture and system level configuration) as applicable in the performance of its obligations under this Agreement, and acknowledges that the primary goals of GDC hereunder are to (i) lower GDC's cost of acquiring GDC Products as set forth below at Section 10.3 and (ii) increase GDC's and GDC's customers' satisfaction with regard to the quality and timeliness of the Manufacture of such products. MEG shall use its best efforts at all times in the performance of this Agreement to achieve these goals.

10.2 During the Post-Transition Period, fifty percent (50%) of all cost savings created by MEG attributed to GDC Product-specific value added engineering design changes shall be retained by MEG subject to the following: First, (i) the change must be initially identified by MEG and subject to approval by GDC; and (ii) the cost savings retained by MEG shall only be for the twelve (12) month period following the date of MEG's initial shipment to GDC of such changed product. Thereafter, these specific cost savings shall be retained by GDC. That portion of the cost savings not retained by MEG shall be passed back to GDC in the form of reduced Purchase Prices.

10.3 The parties acknowledge and agree that the primary goal of GDC in entering into this Agreement is an overall reduction of its present costs to manufacture the GDC Products. The initial cost reduction provided by MEG is evidenced by the Purchase Prices set forth in Schedule 2. MEG's volume purchase capability with regard to components and other raw material shall provide best market pricing available; this best market pricing of components and raw material is the primary element of the pricing formula described in Section 12.1 for future pricing of GDC Products.

10.4 MEG agrees to allocate and reserve 3,000 cubic feet of secured, environmentally controlled space for GDC finished goods inventory, at no charge to GDC. MEG shall retain title to and risk of loss or damage to such finished products until such time as they

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are shipped to GDC and GDC is invoiced  for them.  Upon  shipment  and  invoice, title shall transfer to GDC, and GDC shall have the risk of loss or damage to such products.

11.0     PURCHASE VOLUME

11.1 So long as MEG is not in breach of any of its material obligations hereunder, and subject to the terms and conditions of Section 3.0 above, GDC shall purchase from MEG no less than eighty five percent (85%) of the total dollar volume of its manufacturing requirements for the GDC Products during the Term. This total dollar volume, based upon GDC's current forecast as of the Closing Date, is anticipated to be approximately Thirty Million Dollars ($30,000,000) per year.

12.0     PURCHASE PRICE OF GDC PRODUCTS

12.1 "Purchase Price" means the net price that GDC Products Manufactured hereunder are sold to and purchased by GDC and, for the Post-Transition Period, are set forth in Schedule 2. The listing of GDC Products and associated Purchase Prices set forth in Schedule 2 as of the Closing Date (the "Initial List") is not a complete listing, and represents a level of savings to GDC with regard to the GDC cost of manufacture of the same GDC Products. MEG shall provide a complete Purchase Price listing for the balance of the GDC Products within thirty (30) days following the date that GDC provides to MEG the bill of materials for each such product (the "Complete List"). Such additional Purchase Prices as set forth in the Complete List shall provide to GDC representative savings as compared to the Initial List. Such listed Purchase Prices, all subsequent revisions to Purchase Prices as allowed hereunder and Purchase Prices for new GDC Products, are and shall be calculated by MEG for each GDC Product, subject to the review and approval of GDC, in accordance with the following model:

         i. Material cost shall be calculated at MEG actual material cost plus nine percent (9%);
         ii. Labor cost for each GDC Product shall be calculated at the rate of Twenty Five Dollars ($25.00) per hour; However, the number of labor hours used to calculate the labor cost for each GDC Product shall be the lower of (i) the number of hours as set forth in GDC's current labor process routers as provided to MEG, and (ii) the number of hours as determined by MEG as a result of its own time and motion studies. GDC represents that to the best of its knowledge, the data in labor process routers provided to MEG are the result of time and motion studies and are accurate in all material aspects, and to the extent the preceding representation is not true with regard to any specific GDC Product, then GDC shall not be in breach with regard to such representation; however, the number of labor hours determined by MEG as a result of its own studies shall then be used to determine the Purchase Price for such GDC Product. In such event, MEG shall represent to GDC that to the best of its knowledge, the labor hours so determined are the result of time and motion studies and are accurate in all material aspects.

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

         iii.  MEG shall add a five percent (5%) mark-up to the costs above.

12.2 Purchase Prices for any GDC Product Manufactured at the GDC facility during the Transition Period shall be priced to GDC in accordance with the following model:

         (i) If the GDC Product contains raw material purchased from GDC in Schedules 9 and 10 and such material was used to Manufacture the GDC Product at the GDC Naugatuck facility, the GDC Product shall be priced to GDC at the price set forth in Schedule 9 or 10 as applicable.

         (ii) If the GDC Product contains any raw material supplied by MEG (other than material purchased from GDC in Schedules 9 an 10) and such material was used to Manufacture the GDC Products at the GDC Naugatuck facility, the GDC Product shall be priced to GDC in accordance with Section 12.1 (i) only;

         (iii) If the raw material was used to Manufacture the GDC Products at a MEG facility, the GDC Product shall be priced to GDC in accordance with Sections 12.1(i) through 12.1(iii).

12.3 GDC and MEG will work together in good faith to effectively manage, measure and reconcile all inventory consumption and purchase of GDC Products occurring during the Transition Period. No later than January 31, 2000 such reconciliation shall be completed and settled. While the foregoing reconciliation is in process during the month of January 2000, GDC will make a payment to MEG equal to Five Million Two Hundred Six Thousand Five Hundred Dollars ($5,206,500.00) on January 3, 2000 to be applied by MEG towards the final reconciliation settlement. Any raw material inventory which GDC purchased from MEG during the three month period ended December 31, 1999, and which remains in GDC inventory on December 31, 1999, will be repurchased from GDC by MEG at the same price GDC originally purchased such material from MEG.

12.4 MEG shall at all times maintain an "Open Book Policy" meaning that MEG shall make available to GDC on a physical or electronic basis, all its business records with regard to its performance of the Agreement as reasonably required by GDC including, by way of example and not limitation, records with regard to
(i) calculation of all Purchase Prices, (ii) the cost of materials, labor and administration and (iii) quality assurance and (iv) Manufacturing performance. Such records shall be available during normal business hours upon reasonable advance notice.

12.5 The parties shall meet and review the Purchase Prices six (6) months after the Closing Date and twelve (12) months after the Closing Date. The Purchase Prices shall be reviewed with regard to the Purchase Price calculations included above. Adjustments shall be by mutual agreement, shall be prospective only, and shall provide be effective no less than thirty (30) days following mutual agreement. After the two adjustment periods above, Purchase Prices shall be reviewed and fixed on and for consecutive twelve (12)

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

month periods in accordance with this Section 12.5. Only in the event of any industry-wide or sole source shortages of components affecting price or delivery schedules, will GDC agree to negotiate with MEG any equitable, temporary adjustments to the Purchase Prices contrary to the above.

13.0     GDC PURCHASE ORDERS/SCHEDULE.

13.1 The manufacture and shipment of GDC Products will be in accordance with GDC Purchase Orders ("Purchase Order(s)"). Purchase Orders may be issued in hard copy or electronically ("EDI") and will be issued at intervals as mutually agreed. Issued Purchase Orders are firm (subject to the adjustment provisions at Section 19 below) and will cover GDC requirements for GDC Products for the subsequent ninety (90) days. Purchase Orders will state the quantity of and part numbers for the GDC Products to be manufactured and shipped during the period covered by the Purchase Order, as well as the GDC required delivery dates, and Purchase Price. MEG will be measured for on time deliveries and therefore must deliver GDC Product to GDC on the required delivery date, or within a window of three (3) days early, zero (0) days late. MEG will confirm Purchase Orders within 5 days of receipt. Delivery of the GDC Products in accordance with the GDC required delivery dates as set forth in Schedule 3 or as otherwise agreed to by MEG is a material obligation of MEG.

13.2 GDC shall provide to MEG, no less than once each month, a six (6) month rolling forecast of GDC Product purchases. GDC forecasts of GDC Product purchases beyond ninety (90) days (or some other mutually agreed period) are for planning purposes only, are not firm, and will be issued at intervals as mutually agreed. All forecasts provided by GDC shall be deemed to be GDC Confidential Information regardless of whether marked as such, and shall be treated by MEG in accordance with Section 27 below.

13.3 MEG will purchase only that material required for manufacturing Products according to the quantity and delivery schedules set forth in Purchase Orders issued by GDC during the term of this Agreement. MEG will purchase material for the Products according to GDC Approved Vendor List ("AVL"), and subject to the terms of Section 5A.0, Purchase and Sale of GDC Raw Material Inventory above. The AVL is specific to the component manufacturer only and not the source of supply. MEG reserves the right to procure components and material direct from the manufacturer or through MEG's preferred distribution partners.

13.4 With GDC's prior written consent, which consent will not be unreasonably withheld, MEG may purchase material in excess of Purchase Order requirements, such as long lead-time components or components which can be purchased in volume at a lower price. These instances (including the terms of disposal of any such material) will be discussed and agreed to in writing by the parties prior to any actual purchase.

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

13.5 Material shortages. In the event of an industry shortage of certain material to be used by MEG hereunder, which results in a temporary increase in the cost of such material and/or an imposed allocation of supply, then MEG agrees as follows:

         i. GDC must approve the payment by MEG of any premium pricing with regard to the material prior to its purchase by MEG, and MEG shall only charge GDC for the material in accordance with the applicable pricing formula set forth in Section 12 above, excluding any premium. The amount of any premium paid by MEG shall be invoiced to GDC separately.

         ii. In the event of any allocation of supply imposed upon MEG by its supplier(s), then the amount to be utilized by MEG for the Manufacture of the GDC Products hereunder shall be a pro rata percentage as follows: For example, if the forecast for the Manufacture of GDC Products (provided by GDC to MEG hereunder) is to consume seventy five percent (75%) of the MEG overall requirements for the allocated material for the same period, then MEG shall utilize seventy five percent (75%) of it supply for the Manufacture of the GDC Products in such period.

13.6 GDC warrants, as of the Closing Date, that to the best of its knowledge it is not in material breach with regard to delivery of GDC Product to its customers in any material aspect. GDC warrants that the Initial Forecast provided in Schedule 8, to the best of its knowledge, reflects the demand for GDC Products based upon the data available to GDC as of the Closing Date.

14.0     PAYMENT TERMS.

14.1 Payment terms are net thirty (30) days from invoice date in United States dollars. The invoice date shall be no earlier than the ship date. Payments are not subject to offset or setoff. Invoices not paid within thirty (30) days will carry an interest charge of 1-1/2% per month. Acceptance of a partial payment will not be a waiver of the right to be paid the remainder due.

15.0     PRODUCT WARRANTIES, TESTING, AND REMEDIES.

15.1 MEG warrants to GDC that each GDC Product  manufactured  hereunder shall be
(i) free from defects in material and workmanship and (ii) meet the GDC Quality Requirements as set forth in Schedule 4 for twelve (12) months from the date GDC ships the GDC Product to its customer, not to exceed fifteen (15) months from the date of original shipment by MEG to GDC (the "Warranty Period"). In addition, MEG warrants and represents that all GDC Product delivered to GDC by MEG shall be Manufactured in accordance with the Manufacturing Specifications set forth in Schedule 6 and, unless otherwise agreed to by GDC, shall meet the Delivery Performance Requirements as set forth in Schedule 3 (the "Product Warranty"). Repair made by MEG to GDC Products are warranted against defects in material and workmanship for a period equal to the greater of ninety (90) days following the return of such product(s) to GDC or the remaining term of the Warranty Period. GDC Product returns that are due to either DOA (dead on arrival) or OOB (out of box failure) causes shall not be deemed to be repairs and subject to the preceding sentence. Such product shall be promptly replaced by MEG and a new Warranty Period shall then commence upon shipment of the GDC Product to GDC.

15.2 The Product Warranty shall not apply to (i) GDC Product that is abused, damaged, misused or altered other than by MEG, or (ii) Product damaged by shipping or other external causes not directly contributed to by MEG.

15.3 GDC Products shall be deemed accepted by GDC if they are manufactured in accordance with MEG's manufacturing workmanship standards, conform to the applicable requirements of all Schedules hereto, and successfully complete any mutually agreed upon GDC Product Acceptance Tests. These Product Acceptance Tests will be provided by GDC at closing utilizing GDC's test equipment and subject to GDC's test procedures, standards, and referenced by GDC's historical test yields (ICT, Functional) and all other supporting data. GDC may perform acceptance testing which measures a different array of performance criteria but the parties agree that the mutually agreed upon GDC Product Acceptance Test will be the measurement standard to determine if the GDC Product meets specifications. GDC acceptance of GDC Products shall not relieve MEG of its Product Warranty obligations hereunder.

All claims for breach of warranty must be received by MEG from GDC no later than thirty (30) days after the expiration of the Warranty Period for the GDC Product.

15.4 Except as may be expressly set forth in this Agreement, the Product Warranty is the only warranty given by MEG with regard to the GDC Products. MEG makes no other warranty either expressed or implied. All warranties of merchantability or fitness for a particular purpose or use are expressly disclaimed and excluded herefrom.

15.5 MEG shall, upon notification of a warranty claim and at its option, repair the defective GDC Product at a MEG facility of its choice, replace the defective GDC Product with another such GDC Product, or return the Purchase Price. In the case of repair, all repairs will be made and MEG will return the repaired product to GDC within ten (10) days of receipt. This 10 day return, under warranty, will be treated as a "zero" dollar transaction, and will not involve a debit or credit between the parties.

15.6 GDC will consign to MEG all required test fixtures to support the quality production of GDC products, including but not limited to, In-Circuit Test Fixtures (ICT) and Functional Test Fixtures all of which are believed to be in good working order and capable of qualifying product to GDC's specifications. The parties will enter into a written Consignment Agreement at a future date to be determined and containing customary terms and conditions. Such agreement shall provide at a minimum that (i) MEG will have the opportunity to review all test fixtures during the first piece production at MEG's facility and will be given the right to determine the "acceptance quality" of

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

said equipment. If the test fixtures are deemed to be inadequate to perform the required test per reasonable standards and as agreed by the parties, then GDC will be responsible for correction of the fixtures; (ii) Risk of loss or damage to and maintenance of the test fixtures will be the responsibility of MEG and
(iii) Engineering changes directed by GDC, may affect the functionality of GDC's test fixtures and will therefore be the sole financial responsibility of GDC if fixtures are to be reworked. MEG will submit pricing to GDC for fixture modification as required.

15.7 Unless expressly agreed to by MEG in writing, MEG makes no warranty that the products will (i) meet any specification not made, known to and agreed to by MEG, or (ii) receive the approval of or be certified by Underwriters Laboratory, any Federal, State, Local, or Foreign Government Agency (including without limitation the Federal Communications Commission) or any other person or entity. MEG assumes no responsibility for obtaining such approvals or certifications, or meeting such specifications.

15.8 MEG Quality Complaints. - In the event GDC determines that GDC Product furnished hereunder does not perform in a satisfactory manner or is unsatisfactory in other respects, GDC shall issue a Quality Complaint in writing to MEG specifying in detail the nature of the defect or problem (the "QC"). MEG shall provide an acknowledgement in writing to GDC within three (3) days of receipt. Within twenty (20) days thereafter, MEG shall provide a comprehensive report to GDC specifying, as required, the change in the manufacturing process required to address the GDC concern in the QC. The report will include, by way of example and not limitation, the root cause of the QC, condition and plan for immediate corrective action to remedy the QC, and a long term plan to ensure that continued quality GDC Products are delivered by MEG.

15.9 GDC warrants to MEG that to the best of its knowledge any Technical Information including but not limited to test fixtures, standards, historical test yields (ICT, Functional Test) and all other data is accurate and may be used by MEG to meet GDC's product requirements, unless GDC informs MEG otherwise.

15.10 Any agreement to modify standards or procedures must be in writing and agreed to by both parties.

15.11 MEG will repair and/or upgrade GDC Products which are outside the warranty period on mutually agreed prices and terms and conditions to be negotiated by the parties on a per product basis. MEG shall at all times use its best efforts to maximize efficiencies in labor and cost with regard to such repair.

15.12 Any warranties contained in this agreement will inure to the benefit of MEG and GDC and permitted assigns, and may not be the basis for any claim or cause of action of parties other than MEG or GDC or such assigns.

16.0     INSPECTION

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

16.1 Subject to Section 16.2 below, GDC may inspect incoming GDC Products at all times and places and may base acceptance or rejection of any or all GDC Products on generally accepted sampling techniques. MEG, without additional charge, shall provide all reasonable facilities and assistance. GDC inspection shall not relieve MEG from performing full and adequate test and inspection.

16.2 GDC shall inspect each shipment of GDC Products and give MEG written notice of any defects or count or other discrepancies within fifteen (15) days of receipt. If GDC does not inspect Products within fifteen (15) days, the Products will be considered accepted by GDC; any Product defects reported after fifteen
(15) days will be covered by the warranty provisions of this Agreement. GDC will follow MEG's RMA procedure for return of Products.

17.0     OWNERSHIP OF PRODUCT

17.1 GDC shall retain sole and exclusive ownership rights to the GDC Product(s) Manufactured by MEG (and all Technical Information) and, except for the limited rights provided MEG in Section 24, Bankruptcy of GDC, GDC shall have the exclusive right to purchase and market the GDC Products.

18.0     PRIMARY CONTACT PERSONS

18.1 Each party shall assign one individual to act as primary contact person for business issues, one individual to act as primary contact person for contract issues, and one individual to act as primary contact person for technical issues, however, it is MEG's intent to have a "Customer Executive" assigned as the "prime" contact for all initial communications.

19.0     RESCHEDULING AND CANCELLATION.

19.1 Unless otherwise agreed by both parties on a case by case basis, GDC may reschedule Purchase Order deliveries without charge per the following schedule:

                                                RESCHEDULE %
              DAYS' PRIOR NOTICE               Purchase Order

                    0-30 days                      25%
                   31-90 days                      50%
                 over 90 days                     100%

19.2 GDC may cancel  Purchase Orders at any time subject to the terms of Section
22.0 or as otherwise agreed to by the parties in writing.

19.3 Any schedule acceleration requested by GDC will be subject to component availability.

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

20.0     NON-RECURRING ENGINEERING CHARGES.

20.1 With regard to any special design or engineering change requests made by GDC, the parties will mutually agree on MEG provided non-recurring engineering, set up and tooling charges ("NRE") required to Manufacture such special products. NRE, set-up, and tooling charges may be amortized for payment by GDC over the first twelve (12) months of prototype, pilot, and product delivery under this agreement, however, this process is subject to review based on the size and nature of the investment.

21.0     CHANGES TO THE GDC PRODUCTS

21.1 MEG will not make any changes to the GDC Products without GDC prior written authorization. MEG will make GDC requested engineering changes ("EC's") to the Products as required by the GDC EC. An EC request will include sufficient information for evaluation of its feasibility and cost impact. MEG will respond to EC requests in writing and provide cost and other relevant data within a time period that is reasonable considering the magnitude of the EC, but in any event not later than thirty (30) days after receipt of the EC. This process may change GDC's Purchase Price of Product listed in Schedule 2.

21.2 GDC may from time to time change the specifications for the Products or the work required of MEG hereunder and MEG agrees to implement the change per GDC's reasonable requested schedule. If changes result in a change in MEG's costs or in the time for performance, an adjustment will be made. Any adjustment must be in writing and MEG shall not be required to implement such change until the Parties have mutually agreed upon the adjustment to the Purchase Price if any. In the event of a change necessitated by safety requirements or by law, MEG agrees to use its best efforts to implement said change as soon as possible.

21.3 MEG agrees not to make any changes in its processes or manufacturing standards which would affect form, fit, or function of the GDC Product, without first obtaining written agreement from GDC, which permission will not be unreasonably withheld. MEG will notify GDC at least ninety (90) days in advance of any such changes.

22.0     TERMINATION/DEFAULT

22.1     Obligations of GDC

22.1.1 Upon termination of a Purchase Order by GDC, or upon expiration of this Agreement without renewal or termination of this Agreement by MEG for default of GDC, GDC shall reimburse MEG for:

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

(i) All finished GDC Products (specifically for the Purchase Orders in the case of a cancelled Purchase Order(s) ) and for all finished product, in the case of the termination of the Agreement, scheduled for shipment within ninety (90) days immediately following the date of MEG's receipt of the cancellation or the effective date of the termination notice (the "Notice Date"); and all additional finished goods as mutually agreed to in writing;

(ii)     all Work-In-Process as of the Notice Date and;

(iii) All components, subassemblies and other material purchased by MEG to fill a Purchase Order or authorized by GDC to be purchased by MEG which are on hand or on non cancelable orders as of the Notice Date. Without limitation this includes raw material inventory made obsolete or in excess due to GDC's changes to the specifications or GDC Products, minimum buy quantities, and reel quantities. Items
         (i)-(iii) above are referred to as the "Termination Inventory". In calculating the quantity of finished GDC Products under (i) above, GDC Products rescheduled for manufacture and shipment during the ninety
         (90) days immediately prior to  the Notice Date may be counted by MEG.

22.1.2 MEG will make every reasonable effort to use the Termination Inventory on other current programs at the facility where the GDC Products are manufactured and at other MEG facilities, will make every reasonable effort to cancel all outstanding material orders with vendors, and will attempt to return raw material inventory to vendors. GDC will be responsible only for costs, charges, and fees actually incurred by MEG to cancel or return any portion of the Termination Inventory to vendors and, upon mutual agreement, the cost to modify portions of the Termination Inventory for other MEG programs.

22.1.3 Within thirty (30) days from termination or cancellation, MEG will invoice, and GDC will purchase, the Termination Inventory remaining after vendor cancellations and returns and after other program use, as follows: (i) for Raw Material Inventory and authorized long lead time components, at MEG's purchase price plus overhead as calculated in Section 12.1. MEG will provide GDC with evidence of purchase price upon request; (ii) For WIP, at a reasonable pro rata percentage of the finished GDC Product Purchase Price; and (iii) for Finished GDC Product, at the Purchase Price in effect at termination or cancellation. GDC will be responsible for any negative price differentials between the price MEG paid for the raw material Inventory and authorized long lead time components and the price at which MEG was able to return the items. MEG will credit or refund to GDC at GDC's option any positive price differentials after application of
Section 12.1 pricing model.

22.1.4 In the event that this Agreement is terminated by MEG for default of GDC, GDC shall pay to MEG, upon written notice given to GDC and within thirty days following the effective date of termination, in addition to the above payments for inventory and finished product, the depreciated value of the Manufacturing Equipment as of the date of

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

default. The Manufacturing Equipment will be depreciated on a straight line basis by MEG over a thirty six (36) month period (decremented monthly) based upon a purchase price of Two Million Dollars ($2,000,000.00). Upon payment to MEG of such depreciated amount, MEG shall transfer title to and possession of such Manufacturing Equipment to GDC free and clear of all liens, claims and encumbrances. MEG shall have the option to retain the Manufacturing Equipment, and in such event GDC shall have no liability to MEG for any payment whatsoever with regard to the Manufacturing Equipment. The depreciation period starts on the Closing Date.

22.2     Obligations of MEG

22.2.1 Upon the termination of this Agreement or any outstanding Purchase Order by GDC for default of MEG, MEG shall reimburse GDC for:

         (i) all costs, expenses, disbursements, direct damages and liabilities (including reasonable legal fees) incurred and paid by GDC as a result of such default and arising from (a) the transitioning by GDC of the Manufacture of the GDC Products to a third party manufacturer or back to a GDC facility for manufacture by GDC, and (b) penalties and damages paid by GDC to its customers for failure to deliver GDC Products in accordance with the terms of the contracts with such customers. In the event GDC must pay a third party manufacturer to manufacture the GDC Products at prices that are in excess of the Purchase Prices herein, then MEG shall pay to GDC the difference between the third party prices and the Purchase Prices herein for each GDC Product manufactured by such third party during the remainder of the Term herein.

22.3     Termination in General

22.3.1 This agreement may be terminated by expressed written consent by both parties, having the expressed purpose of terminating this agreement.

22.3.2 Termination for Cause. This Agreement or any outstanding Purchase Order may be terminated by either party in whole or in part via written notice to the other party following the failure by either party to perform any of its material performance obligations under this Agreement and to cure such failure within thirty (30) days after receipt of written notice describing the failure in sufficient detail, or if the failure cannot be completely cured within thirty
(30) days, failure to make substantial progress towards a cure within the thirty
(30) day period.

22.3.3   Default

In the event of material default by either party, and, written notification of said default to the defaulting party, the defaulting party shall have, subject to the substantial progress exception above, (30) days to cure said default.

         (i) In the event of an uncured default, after written notification for nonpayment of a sum certain due, following a thirty (30) day cure period,

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

                  then the non defaulting party may upon written notice, declare this Agreement to be terminated.

         (ii) For material breach, other than non payment and failure in delivery (see below), then upon written notice default and intent to terminate this Agreement, the defaulting party shall have an additional fifteen (15) day period to cure such default.

         (iii) This additional notice and period to cure shall not affect the non defaulting parties' right to damages, expenses, and costs within the initial (30) day period after notice.

         (iv) In the event that after notification, said default is not cured within thirty (30) days or the forty five (45) days as applicable, then in addition to any other rights the non defaulting party may have hereunder, or at law or equity for such default, defaulting party shall be liable for all reasonable costs, expenses, direct damages, and reasonable legal fees occasioned to the non defaulting party thereby.

         (v) Notwithstanding anything to the contrary above, MEG shall continue to accept orders from GDC for the GDC Products for a period not to exceed one hundred twenty (120) days following the termination or expiration of this Agreement, so long as GDC is current on all payment obligations to MEG.

22.4 Failure in delivery by MEG occurs when the MEG delivery rate to GDC in a thirty (30) day period falls below ninety percent (90%) of the scheduled commitment for such thirty (30) day period. MEG shall have the next thirty (30) days to cure such failure by achieving a delivery rate equal to or greater than ninety percent (90%) of the scheduled commitment for such next thirty (30) day period. No additional cure period shall be available to MEG.

22.4.1 In the event a failure in delivery above, (or any individual instance of a failure by MEG to meet the delivery requirements of a particular order), causes a GDC customer to cancel its order to GDC for the delayed GDC Products, then GDC shall have the right to return the GDC Products to MEG without penalty for a refund or credit at GDC's option.

22.4.2 In the event GDC is subject to liquidated damages for failure to timely deliver GDC Products to its customer, and GDC gives MEG notice of such liquidated damages and the required delivery dates and makes the acceptance of same by MEG a condition of the order, and MEG accepts such conditions and the order from GDC, then, MEG shall reimburse GDC to the extent that GDC has paid liquidated damages to its customer as a result of a late delivery of GDC Products caused by MEG late delivery to GDC. The prior notice provisions of this Section 22.4.2 shall

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

         not apply to MEG obligations under Section 22.2.1(i)(b) above as it relates to termination for default.

22.4.3 The only exception to the MEG obligations above is a force majeure condition as set forth in Section 29.8 below; however, in such event, MEG shall work in good faith with GDC to find a fair and equitable resolution to the specific failure to deliver matter.

22.5 Additional Rights Upon Expiration/Termination. Upon the termination of this Agreement for default of MEG, MEG shall, upon request of GDC, provide at no charge reasonable training for GDC personnel and/or any third party personnel with regard to the goal of continued performance of the services set forth herein by such personnel. The dates, location, and duration of the training shall be as reasonably required in order to achieve the goal above, but in any event shall be completed no later than the effective date of termination or expiration. In the event of the termination of this Agreement for the default of GDC, or the expiration of this Agreement without renewal, GDC shall pay MEG at the rate of $100.00 per trainer hour for such training plus reasonable travel and living expenses.

22.6 Termination Fee. In the event that this Agreement is terminated by MEG during the first twelve (12) month period following the Closing Date for the default of GDC, then, in addition to any other rights or remedies available to MEG for such default hereunder, GDC shall pay to MEG a termination fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

22.7 Return of Documents. Upon the expiration or termination of this Agreement for any reason, and upon the request of GDC, MEG shall return to GDC, prior to the effective date of such termination or expiration, all Technical Information and Confidential Information in its possession without retaining any copies.

23.0     DISPUTE RESOLUTION BY THE PARTIES

23.1 Dispute Resolution. A designated representative of GDC and a designated representative of MEG shall meet as often as requested by either party to review the performance of MEG hereunder. In the event of any dispute that cannot be resolved by such representatives, then upon the written notice of either party, each party shall appoint a designated officer whose task will be to meet to resolve such dispute within five (5) days after receipt of notice. The designated officers shall meet as often as the parties reasonably deem necessary during such period in order to gather and review all information with respect to the disputed matter. Such officers will discuss the problem and negotiate in good faith without the necessity of any formal proceeding. No formal proceedings for the judicial resolution of such dispute shall be commenced by a party, nor any action taken to terminate this Agreement for cause, until that party's designated officer has concluded in good faith that a reasonable resolution through continued negotiation of the matter at issue does not appear to be imminent or likely. The

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

procedures above shall apply to the resolution of performance issues and shall not prevent a party from seeking injunctive relief at any time.

IN THE EVENT OF BANKRUPTCY OF GDC

24.1 In the event that GDC files a petition under Chapter 7 or Chapter 11 of the US Bankruptcy Code where (a) this agreement is not assumed without modification;
(b) a liquidation plan is filed that involves the dissolution of that portion of GDC's business related to the GDC Products; or (c) the bankruptcy trustee or GDC rejects this Agreement, (each a "Bankruptcy Event") then MEG is hereby granted a non-exclusive, royalty-free (except for any royalties payable to third parties which shall be paid by MEG), limited term and restricted right and license to use the Technical Information in its possession with regard to the GDC Products, any licensed tool, jigs, gages, fixtures and equipment, the proprietary specifications and all other GDC manufacturing documents related to the GDC Products and all other manufacturing level documents related to the GDC Products, together with all other documents and intellectual property above the manufacturing level as may be reasonably necessary to modify or correct the manufacturing process, including without limitation software and the source codes therein which GDC owns or is otherwise authorized to license to third parties, for the sole and limited purpose of Manufacturing the GDC Products and selling such Manufactured units subject to the following conditions:

         24.1.1 The license above shall only apply to the utilization by MEG of such GDC Product raw material inventory, WIP and finished product on hand at MEG facilities as of the date of the Bankruptcy Event. The license shall terminate upon the first to occur of (i) consumption of all the raw material and WIP and disposal of all the resulting finished product, or (ii) expiration of ninety
(90) days after the Bankruptcy Event.

         24.1.2 GDC shall, to the extent it is able, assist MEG in the disposal of the GDC Product Manufactured above; however, in the event MEG sells such products to any entity other than GDC or independent of any coordinating efforts GDC, then MEG shall remove and shall not sell such products with the GDC trademarks, logos and markings, and shall not advertise nor identify such products in any publication or posting as a GDC Product.

         24.1.3 Solely with regard to this Section 24.1, and solely with regard to the sale by MEG of GDC Products marked with GDC identification marks or logos, MEG shall not sell any GDC Products (except to GDC) for less than ninety percent (90%) of the GDC average invoice price for such GDC Products as calculated for the prior six (6) month period.

         24.1.4 GDC shall have no obligation or liability whatsoever for any GDC Products sold by MEG to third parties hereunder, and MEG shall indemnify and hold GDC harmless from and against any and all third party claims arising from or related to the sale by MEG of such GDC Products.

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

24.2 Upon the termination of the license under this Section 24, all Technical Information and any other GDC Confidential Information provided to MEG (including all copies) will be returned to GDC at MEG's sole cost and expense. The obligations contained in this paragraph shall be binding upon GDC regardless of the rejection of this agreement in the context of a pending bankruptcy proceeding.

25.0     INFRINGEMENT/INDEMNIFICATION/INSURANCE

25.1 MEG shall, upon written demand, defend, indemnify and hold GDC harmless against and reimburse GDC on demand for any claims, loss, damage, liability, cost and expense (each a "Claim") including, without limitation, reasonable attorney's fees, to the extent incurred by GDC by reason of:

         (i)      Any breach by MEG of its representations as set forth in
                  Section 4.0 above;
         (ii) The negligence of MEG, its employees, agents, or the employees and agents of its Affiliates in connection with the Manufacture of the GDC Products; or
         (iii) The use or disclosure of Confidential Information in violation of the terms of this Agreement by MEG, its employees, agents or the employees, agents of its Affiliates, or others acting on its behalf.

25.2 Except for the GDC Products or portions of the GDC Products that are the other party's design, each party is responsible for their portion of the design of the GDC Products. Upon demand, that party will promptly defend, indemnify and hold the other party, its officers, directors, employees, agents, successors and assigns, harmless from and against every kind of cost, expense or loss (including attorneys' fees and legal costs) directly relating to any claim or threatened claim: (a) that any GDC Product or portion of a GDC Product violates the intellectual property rights of a third party (foreign or domestic); (b) that the Product has a design defect; or, (c) and except to the extent caused by the other party, arising from or related to the distribution, sale or use of any GDC Product or portion of a GDC Product. The immediately preceding sentence will apply whether the claim is based upon contract, tort or any other legal theory.

25.3 GDC is solely responsible for any claim that the Manufacture of any GDC Products by MEG in accordance with the terms of this Agreement infringes a third party's U.S. patent, copyright, trade secret and/or other proprietary rights in the United States. GDC will pay any costs, damages, and attorneys' fees for any such infringement, provided that (i) MEG notifies GDC in writing, immediately upon MEG's receipt of any such claim; (ii) GDC has sole control of the defense of, and all related settlement negotiations for, any such claim; and (iii) MEG cooperates fully, and furnishes all related evidence in its control relating to, any such claim.

25.4 GDC shall have no  obligation  or liability to MEG for any claim under this
Section 25 if such claim is caused by any alteration, Manufacture or modification of any GDC Product(s) by MEG not authorized by GDC. In such events MEG shall defend, hold harmless, and indemnify GDC.

25.5 Each party's obligation to defend and indemnify hereunder is conditioned upon (i) receipt by the indemnifying party of timely written notice of the Claim from the other party, (ii) the continuing full cooperation of the other party in the defense of the Claim and the disclosure to the indemnifying party or its attorneys of all evidence related to the Claim, and (iii) the indemnifying party having the sole control of the defense and settlement of the Claim.

25.6 INSURANCE At all times during the Term, MEG shall maintain in force comprehensive general liability insurance in the amounts of not less than Two Million Dollars ($2,000,000) per occurrence and Twenty Million Dollars ($20,000,000) in the aggregate. MEG shall provide to GDC a Certificate of Insurance in a form reasonably acceptable to GDC for each policy of insurance required by this Section 25.6. Such Certificate of Insurance and all subsequently issued Certificates of Insurance shall provide that the policy shall not be canceled, changed or non renewed without at least thirty (30) days prior written notice. Each Certificate of Insurance shall be delivered to GDC no later than twenty (20) days after the Closing Date or date of renewal of the policy as applicable. In addition, MEG shall at all times during the Term maintain in force "all risk" property insurance for 100% replacement value, and business interruption insurance in an amount equal to no less than 80% of MEG's gross earnings, and shall provide to GDC Certificates of Insurance evidencing such coverage.

26.0     TRADEMARKS AND PUBLIC ANNOUNCEMENTS

26.1 Except as expressly provided herein, this Agreement shall not include any license or right for either party to use any trademark or trade name used or claimed by the other (the "Trademarks"). All permitted uses of Trademarks by each party in connection with the GDC Products or the packaging thereof shall be in strict compliance with any conventions of the other concerning the same.

26.2 Neither GDC nor MEG shall, without first obtaining the written consent of the other party hereto, in any manner, (i) advertise or publish or release for publication any statement (including verbal information) mentioning the other party or the fact that this Agreement has been entered into, (ii) release any information concerning its relationship with the other party (including all terms and conditions of this Agreement), or (iii) indicate any information about the other party that is not already available as public information, except GDC may do the foregoing in compliance with SEC regulations or as otherwise required by law.

27.0     CONFIDENTIAL INFORMATION

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

27.1 As used in this Agreement, "Confidential Information" means any business or technical information disclosed, either orally or in writing, by one party to the other under this Agreement provided, that if the information is disclosed in writing, it must be clearly labeled as "Confidential", "Proprietary" or with a similar legend, and if the information is disclosed orally, it must be (i) identified as Confidential Information at the time of disclosure by the disclosing party and (ii) summarized in a writing confirming it is Confidential Information and sent to the receiving party within fifteen (15) days after disclosure. Notwithstanding the above, all Technical Information shall be deemed to be Confidential Information regardless of marking.

27.2 Confidential Information does not include information that the receiving party can demonstrate (i) is now, or hereafter becomes, through no fault of the receiving party, generally known or available to the public; (ii) was known by the receiving party before receiving such information from the disclosing party;
(iii) is hereafter rightfully obtained by the receiving party from a third party, without breach of any obligation to the disclosing party; or (iv) is independently developed by the receiving party without use of or reference to the Confidential Information by persons who had no access to the Confidential Information.

27.3 Each party agrees to hold the other party's Confidential Information in strict confidence and not to disclose such Confidential Information to any third party except as specifically authorized by this Agreement or by the other party in writing. Each party may disclose the other's Confidential Information to its employees with a bona fide need to know such Confidential Information, but only to the extent necessary to carry out the purposes of this Agreement.

27.4 All Confidential Information disclosed hereunder is and shall remain the property of the disclosing party. No right or license is granted other than as expressly set forth in this Agreement.

27.5 Upon the disclosing party's request or upon the termination or expiration of this Agreement, the receiving party shall promptly return to the disclosing party all copies of the Confidential Information, will destroy all notes, abstracts, or other documents that contain Confidential Information, and will provide to the disclosing party a written certification of an officer of the receiving party that it has done so.

27.6 These Section 27.0 obligations shall survive the expiration or termination of this Agreement for a period of five (5) years.

28.0     USE OF SUBCONTRACTORS

28.1 MEG agrees that it will not use any third party subcontractors to provide services with regard to the manufacture of GDC Product without GDC's prior written consent, which consent will not be unreasonably withheld.

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

28.2 MEG agrees to provide GDC with no less than thirty (30) days' written notice in the event of a change of location of the MEG manufacturing site. GDC shall have the right of approval of such new site, which approval will not be unreasonably withheld.

29.0     GENERAL.

29.1 This Agreement and its Schedules make up the entire agreement between the parties regarding the Manufacture of the GDC Products. This Agreement supersedes all prior oral and written agreements and understandings between the parties relating to the Manufacture of the GDC Products, and may only be amended or modified in writing signed by an authorized representative of each party. This Agreement supersedes and replaces any terms and conditions of any Purchase Order, Acknowledgment, Schedule, or other standard form of commercial document of either party exchanged between the parties during the Term.

29.2 Unless otherwise agreed, GDC shall be (i) the exporter of record for any GDC Products and/or GDC Product documentation exported from the United States, and shall comply with all applicable U.S. export control statutes and regulations, and (ii) the importer of record for all GDC Products exported from the U.S. and later imported and returned to GDC or to MEG. MEG will cooperate with GDC in obtaining any export or import licenses for the Products.

29.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR A THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, OR ANY
OTHER  LEGAL   THEORY   (INCLUDING,   WITHOUT   LIMITATION,   LOST  PROFITS  AND
OPPORTUNITY).

29.4 This Agreement is intended solely for the benefit of the executing parties and their permitted successors and assigns. Except as otherwise agreed, no other person or entity shall have any rights under or in connection with this Agreement. The parties hereto are independent contractors, one with the other, and nothing herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever except as specifically set forth in this Agreement.

29.5 The parties agree that transmission of data by EDI (electronic data interchange) will not occur until a separate agreement between the parties governing such transmissions is executed. Upon execution, such EDI agreement will become by addendum an attachment to this Agreement.

29.6 Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given and received in all respects when personally delivered, received by courier, or sent by certified mail, return receipt requested, postage prepaid, addressed and delivered in all cases to the following:

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

If to GDC:                                  Ross A. Belson
                                            Chief Operating Officer
                                            General DataComm, Inc.
                                            Park Road Extension
                                            Middlebury, CT 06762

                                            With a copy to:

                                            Bruce L. Galaro, Esq.
                                            Corporate Counsel
                                            (at the same address above)

If to MEG:                                  Dana M. Pittman
                                            Chief Operating Officer
                                            Matco Electronics Group, Inc.
                                            320 North Jensen Road
                                            Vestal, NY 13850

                                            With a copy to:

                                            G. Peter Van Zandt, Esq.
                                            507 Press Building
                                            19 Chenango Street
                                            Binghamton, NY 13901

29.7 Neither party may sell, transfer or assign any right, duty or obligation granted or imposed upon it under this Agreement without the prior written consent of the other party; however, GDC may assign this Agreement in whole or in part without such consent to (i) any entity that acquires substantially all its capital stock or assets, (ii) any entity that acquires substantially all the assets of any business unit of GDC whose business is part of the subject matter hereof, or (iii) to any Affiliate.

29.8 Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party. Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence. In the event occurrence will likely cause a delay of more than ten (10) days with regard to MEG performance, GDC shall have the right to terminate the affected installments under any Purchase Order. In the event the occurrence will likely cause a delay of more than thirty (30) days with regard to MEG performance, GDC shall have the right to have the affected GDC Products manufactured by a third party for the duration of the occurrence, and MEG shall reimburse GDC for any amounts paid to such third party in excess of the Purchase Price herein for such GDC Product. In the event the occurrence will likely cause a delay of more than sixty (60) days with regard to MEG performance, GDC shall have the right to terminate the affected Purchase Order without further liability or penalty. This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

29.9 Each party certifies that the individuals executing this Agreement on its behalf have the legal authority to bind that party.

29.10 This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of New York. In the event of any legal action by either party arising from or related to this Agreement, both parties consent to exclusive venue and jurisdiction of the state courts of New York State or federal courts situated in the State of New York. Both parties agree to comply with all local, state, and federal laws in connection with their efforts pursuant to this agreement; and agree to indemnify and hold harmless the other from and against all costs, damages, and reasonable legal fees arising from failure to so comply.

29.11 For a period of three (3) years from the date hereof, MEG shall not, directly or indirectly, either solicit for employment, offer employment, hire or use the services of any employee of GDC so long as such employee is employed in any GDC organization and for a period of one hundred eighty (180) days thereafter, without first receiving the written consent of GDC.

29.12 Any waiver of a breach of this Agreement shall not be a waiver of any other or subsequent breach.

29.13 Any indemnification obligations of a party hereto shall survive the termination or expiration of this Agreement for a period of one (1) year. Any other Section or the specific provisions of any other Section which by their nature are clearly intended to survive the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

IN WITNESS WHEREOF, each party represents that it has caused this Agreement to be executed on its behalf on the date first above written by a representative empowered to bind that party with respect to the undertakings and obligations contained herein.

GENERAL DATACOMM, INC                  MATCO ELECTRONICS GROUP, INC.


BY:  /S/WILLIAM G. HENRY               BY /S/ DANA PITTMAN
TITLE: Vice President                  TITLE: Chief Operating Officer

                                       29